EXHIBIT 2

                                 PERDIGAO S. A.
                           CNPJ-MF 01.838.723/0001-27
                                 PUBLIC COMPANY

           SUMMARY OF THE MINUTES OF THE SECOND/2004 ORDINARY MEETING
                           OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: March 26, 2004, at 3:00 p.m., at BR-060 Road, Km 394, rural zone, Rio Verde, GO. QUORUM: Absolute Majority of the Members. ON MOTION:
Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1) ELECTION OF A SUBSTITUTE MEMBER OF THE BOARD OF DIRECTORS: The substitute member of the Board of Directors Marcos Antonio Carvalho Gomes renounced. The Board of Directors, according to Paragraph 5(0) of Article 10 of By-Laws, indicated to substitute him, Jorge Luiz Monteiro de Freitas, Brazilian, married, lawyer, RG number 27.625-75 IFP, CPF-MF number 264.823.637-68, living in Rio de Janeiro, RJ. 2) AUTHORIZATION FOR CONTRACTING A FINANCIAL OPERATION: The Board of Directors authorized the Executive Directors to contract a financial operation with Banco do Brasil S.A. - London, England, in the amount of 10,250,000.00 euros, through collateral obligation and guarantees to the wholly subsidiary Perdigao Agroindustrial S/A. 3) AUTHORIZATION TO CONTRACT EXTERNAL CONSULTING SERVICES: The Board of Directors authorized the Executive Directors to contract the external consulting services of Ernst & Young, the Company's independent auditors, until a annual limit of R$ 500,000.00, exception made to external independent audit services, according to attached list of " Pre-Approved proposal categories of other non-audit services", according to the Sarbanes-Oxley. 4) RATIFY THE EXTERNAL CONSULTING
SERVICES: The Board of Directors deliberated to ratify the external consulting services contract handed by Ernst & Young in 2003, in the amount of R$ 1,800,000.00, already approved in the meeting held in December 17, 2002. 5) Other issues related to the Company. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Jaime Hugo Patalano; Luis Carlos Fernandes Afonso; Adezio de Almeida Lima; Francisco de Oliveira Filho; Maurilio Rossi. (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0) 1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 108).

                           NEY ANTONIO FLORES SCHWARTZ
                                    SECRETARY